Exhibit 21

                           Circuit Systems, Inc.
                      Subsidiaries of the Registrant
   Circuit Systems Foreign Sales Corporation, incorporated in the U.S. Virgin Islands

   Circuit Systems of Tennessee, L.P., a Tennessee limited partnership

   Circuit Systems of Tennessee, Inc., a Tennessee corporation

   Circuit Systems (India) Limited, incorporated under the Companies
   Act, 1956

   Circuit Sigma India Limited, incorporated under the Companies Act,
   1956